UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 3, 2010

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

23 Inverness Way East, Suite. 150, Englewood, CO, 80112

(Address of Principal Executive Offices, including zip code)

303-799-8520

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On November 3, 2010, the Board of Directors of Allied Motion Technologies Inc. increased the size of the Board from seven to eight members and elected Gerald J. “Bud” Laber to fill the newly created position on the Board.  Mr. Laber will serve as an independent director and a member of Allied Motion’s Audit Committee and Compensation Committee.

Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen.  Mr. Laber holds a degree from the University of South Dakota and is a certified public accountant.  He is currently on the board of directors and chair of the audit committees of Smart Balance Inc., Scott’s Liquid Gold and Qualmark Corporation and he is president of the Catholic Foundation of Northern Colorado.

There are no arrangements or understandings between Mr. Laber and any other persons pursuant to which Mr. Laber was appointed a director of the Company.  There are no transactions in which Mr. Laber has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Laber will receive compensation for his service on the Board of Directors in accordance with the Company’s standard compensatory arrangement for non-employee directors.

Retirement of Director

Graydon D. Hubbard has notified the Company that he will retire as a member of the Board of Directors on January 1, 2011.  Mr. Hubbard has not expressed any disagreement with the Company under Item 5.02(a) of Form 8-K.  The Board of Directors will decrease the size of the Board from eight back to seven members upon Mr. Hubbard’s retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2010

ALLIED MOTION TECHNOLOGIES INC.

	By:	/s/ Richard D. Smith
Richard D. Smith
Executive Chairman
and Chief Financial Officer